UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):      February 6, 2007

U.S. WIRELESS DATA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-22848	84-1178691
(Commission File Number)	(IRS Employer Identification No.)

2121 Avenue of the Stars, Suite 1650, Los Angeles, CA	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 601-2500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 6, 2007, U.S. Wireless Data, Inc., a Delaware corporation (“USWD”) entered into an Amended and Restated Agreement and Plan of Merger (“Agreement”) with StarVox Acquisition, Inc., a California corporation and a wholly-owned subsidiary of USWD (“Merger Sub”) and StarVox Communications, Inc. a California corporation ( “StarVox”). The Agreement amends certain provisions of the previously disclosed Agreement and Plan of Merger among the parties (the “Original Agreement”).

The following is a summary of the material changes to the Original Agreement: (i) the exchange ratio has been changed such that all of the outstanding shares of StarVox convert into approximately 22.2 million shares of USWD common stock rather than approximately 18.0 million, (ii) the Original Agreement provided for the cancellation of a $3,500,000 loan from USWD to StarVox, the Agreement now provides for the cancellation of $3,000,000 of such loan and the repayment of $500,000 prior to closing to allow USWD to pay pre-closing costs, expenses and other items and (iii) the date on which either party can terminate the Agreement has been extended from September 30, 2006 to February 28, 2007.

The material terms of the Original Agreement are as contained in USWD’s Current Report on Form 8-K filed with the S.E.C. on June 20, 2006 and are incorporated herein by reference.

The form of the Agreement is attached hereto as Exhibit 2.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

2.1	Form of Amended and Restated Agreement and Plan of Merger dated as of February 6, 2007, among U.S. Wireless Data, Inc., StarVox Acquisition, Inc., and StarVox Communications, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. WIRELESS DATA, INC.

Dated: February 9, 2007	By:	/s/ Robert Ellin
Robert Ellin
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Form of Amended and Restated Agreement and Plan of Merger dated as of February 6, 2007, among U.S. Wireless Data, Inc., StarVox Acquisition, Inc., and StarVox Communications, Inc.